                                                                      EXHIBIT 99

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                        As of December 31, 2001 and 2000
                             and for the years ended
                        December 31, 2001, 2000 and 1999

                        Report of Independent Accountants

To the Board of Directors and Shareholder of MBIA Insurance Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in shareholder's equity and cash flows present fairly, in all material respects, the financial position of MBIA Insurance Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4 to the financial statements, MBIA Corp. changed its method of accounting for derivative instruments in 2001.

February 1, 2002

>


                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                                    December 31, 2001  December 31, 2000
                                                                    -----------------  -----------------
                     Assets
Investments:
    Fixed-maturity securities held as available-for-sale
      at fair value (amortized cost $6,707,183 and $6,153,981)         $6,839,389         $6,274,595
    Fixed-maturity securities pledged as collateral
      at fair value (amortized cost $465,670 and $385,910)                479,938            390,938
    Short-term investments, at amortized cost
      (which approximates fair value)                                     284,321            269,900
    Other investments                                                      28,756              9,663
                                                                       ----------         ----------
        Total investments                                               7,632,404          6,945,096
Cash and cash equivalents                                                  24,404             12,541
Securities purchased under agreements to resell                           559,751            330,000
Accrued investment income                                                 110,264            106,822
Deferred acquisition costs                                                277,699            274,355
Prepaid reinsurance premiums                                              507,079            442,622
Reinsurance recoverable on unpaid losses                                   35,090             31,414
Goodwill (less accumulated amortization of
    $66,442 and $61,784)                                                   76,538             81,196
Property and equipment, at cost (less accumulated
    depreciation of $48,849 and $38,309)                                  113,176            117,338
Receivable for investments sold                                            23,599              2,497
Other assets                                                              100,284            105,846
                                                                       ----------         ----------
        Total assets                                                   $9,460,288         $8,449,727
                                                                       ==========         ==========

               Liabilities and Shareholder's Equity
Liabilities:
    Deferred premium revenue                                           $2,565,096         $2,397,578
    Loss and loss adjustment expense reserves                             518,389            499,279
    Securities sold under agreements to repurchase                        559,751            330,000
    Deferred income taxes                                                 249,169            253,363
    Deferred fee revenue                                                   23,987             26,138
    Payable for investments purchased                                      50,239              2,334
    Other liabilities                                                     267,768            133,429
                                                                       ----------         ----------
        Total liabilities                                               4,234,399          3,642,121
                                                                       ----------         ----------

Shareholder's Equity:
    Common stock, par value $150 per share; authorized,
      issued and outstanding - 100,000 shares                              15,000             15,000
    Additional paid-in capital                                          1,567,478          1,540,071
    Retained earnings                                                   3,572,397          3,191,536
    Accumulated other comprehensive income,
      net of deferred income tax provision
      of $51,300 and $43,910)                                              71,014             60,999
                                                                       ----------         ----------
        Total shareholder's equity                                      5,225,889          4,807,606
                                                                       ----------         ----------

        Total liabilities and shareholder's equity                     $9,460,288         $8,449,727
                                                                       ==========         ==========

   The accompanying notes are an integral part of the consolidated financial statements.

>

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                             (dollars in thousands)

                                                               Years ended December 31
                                                        -------------------------------------
                                                           2001          2000          1999
                                                        ---------     ---------     ---------
Revenues:
     Gross premiums written                             $ 865,226     $ 687,408     $ 624,871
     Ceded premiums                                      (235,362)     (189,316)     (171,256)
                                                        ---------     ---------     ---------
        Net premiums written                              629,864       498,092       453,615
     Increase in deferred premium revenue                (105,994)      (51,739)      (10,819)
                                                        ---------     ---------     ---------
        Premiums earned (net of ceded
            premiums of $169,034,
             $147,249 and $119,879)                       523,870       446,353       442,796
     Net investment income                                412,756       392,078       358,836
     Net realized gains                                    11,142        24,721        32,680
     Change in fair value of derivative instruments        (2,435)           --            --
     Advisory fees                                         35,468        24,027        22,885
     Other                                                 12,151         1,564            --
                                                        ---------     ---------     ---------
        Total revenues                                    992,952       888,743       857,197
                                                        ---------     ---------     ---------

Expenses:
     Losses and loss adjustment                            56,651        51,291       198,454
     Amortization of deferred acquisition costs            42,433        35,976        36,700
     Operating                                             78,574        80,376        76,599
                                                        ---------     ---------     ---------
        Total expenses                                    177,658       167,643       311,753
                                                        ---------     ---------     ---------

Income before income taxes                                815,294       721,100       545,444

Provision for income taxes                                210,951       190,474        73,456
                                                        ---------     ---------     ---------

Income before cumulative effect of accounting change      604,343       530,626       471,988

     Cumulative effect of accounting change               (11,082)           --            --
                                                        ---------     ---------     ---------

Net income                                              $ 593,261     $ 530,626     $ 471,988
                                                        =========     =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

>

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
             For the years ended December 31, 2001, 2000, and 1999
                    (in thousands except per share amounts)

                                                                                                     Accumulated
                                                  Common Stock         Additional                      Other         Total
                                              --------------------       Paid-in       Retained     Comprehensive  Shareholder's
                                               Shares      Amount        Capital       Earnings     Income (Loss)     Equity
                                              -------    ---------     -----------   -----------    -------------  -------------
Balance, January 1, 1999                      100,000    $  15,000     $ 1,491,033   $ 2,566,222      $ 205,090    $ 4,277,345

Comprehensive income:
     Net income                                    --           --              --       471,988             --        471,988
     Other comprehensive income (loss):
        Change in unrealized
          appreciation of investments
          net of change in deferred
          income taxes of $(190,225)               --           --              --            --       (354,231)      (354,231)
        Change in foreign
          currency translation                     --           --              --            --        (10,456)       (10,456)
                                                                                                                   -----------
            Other comprehensive loss                                                                                  (364,687)
                                                                                                                   -----------
Comprehensive income                                                                                                   107,301
                                                                                                                   -----------

Dividends declared (per
     common share $1,800.00)                       --           --              --      (180,000)            --       (180,000)
Tax reduction related to tax
  sharing agreement with MBIA Inc.                 --           --          22,981            --             --         22,981
                                              -------    ---------     -----------   -----------      ---------    -----------
Balance, December 31, 1999                    100,000       15,000       1,514,014     2,858,210       (159,597)     4,227,627
                                              -------    ---------     -----------   -----------      ---------    -----------

Comprehensive income:
     Net income                                    --           --              --       530,626             --        530,626
     Other comprehensive income (loss):
        Change in unrealized
          appreciation of investments
          net of change in deferred
          income taxes of $121,852                 --           --              --            --        226,480        226,480
        Change in foreign
          currency translation                     --           --              --            --         (5,884)        (5,884)
                                                                                                                   -----------
            Other comprehensive income                                                                                 220,596
                                                                                                                   -----------
Comprehensive income                                                                                                   751,222
                                                                                                                   -----------

Dividends declared (per
     common share $1,973.00)                       --           --              --      (197,300)            --       (197,300)
Tax reduction related to tax
  sharing agreement with MBIA Inc.                 --           --          26,057            --             --         26,057
                                              -------    ---------     -----------   -----------      ---------    -----------
Balance, December 31, 2000                    100,000       15,000       1,540,071     3,191,536         60,999      4,807,606
                                              -------    ---------     -----------   -----------      ---------    -----------

Comprehensive income:
     Net income                                    --           --              --       593,261             --        593,261
     Other comprehensive income (loss):
        Change in unrealized
          appreciation of investments
          net of change in deferred
          income taxes of $7,390                   --           --              --            --         13,694         13,694
        Change in foreign
          currency translation                     --           --              --            --         (3,679)        (3,679)
                                                                                                                   -----------
            Other comprehensive income                                                                                  10,015
                                                                                                                   -----------
Comprehensive income                                                                                                   603,276
                                                                                                                   -----------

Dividends declared (per
     common share $2,124.00)                       --           --              --      (212,400)            --       (212,400)
Tax reduction related to tax
  sharing agreement with MBIA Inc.                 --           --          27,407            --             --         27,407
                                              -------    ---------     -----------   -----------      ---------    -----------

Balance, December 31, 2001                    100,000    $  15,000     $ 1,567,478   $ 3,572,397      $  71,014    $ 5,225,889
                                              =======    =========     ===========   ===========      =========    ===========

                                                         2001         2000           1999
                                                      ---------    ---------     -----------
Disclosure of reclassification amount:
     Unrealized appreciation (depreciation) of
        investments arising during the period,
          net of taxes                                $  23,290    $ 228,513     $  (304,809)
     Reclassification adjustment, net of taxes           (9,596)      (2,033)        (49,422)
                                                      ---------    ---------     -----------
     Net unrealized appreciation, net of taxes        $  13,694    $ 226,480     $  (354,231)
                                                      =========    =========     ===========

     The accompany notes are an integral part of the consolidated financial statements.

>

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                    Years ended December 31
                                                         ---------------------------------------------
                                                             2001             2000             1999
                                                         -----------      -----------      -----------
Cash flows from operating activities:
      Net income                                         $   593,261      $   530,626      $   471,988
      Adjustments to reconcile net income to net
        cash provided by operating activities:
         Increase in accrued investment income                (3,442)         (13,310)          (2,273)
         Increase in deferred acquisition costs               (3,344)         (22,433)         (21,837)
         Increase in prepaid reinsurance premiums            (64,457)         (39,412)         (50,511)
         Increase in deferred premium revenue                170,452           91,151           61,330
         Increase in loss and loss adjustment
           expense reserves, net                              15,434           31,405          166,346
         Depreciation                                         10,540            7,205            7,803
         Amortization of goodwill                              4,658            4,879            4,875
         Amortization of bond discount, net                   (8,184)         (16,756)         (18,642)
         Net realized gains on sale of investments           (11,142)         (24,721)         (32,680)
         Deferred income tax provision (benefit)             (11,491)          51,597          (33,170)
         Fair value of derivative instruments                 19,484               --               --
         Other, net                                          139,116           94,282          (84,803)
                                                         -----------      -----------      -----------
         Total adjustments to net income                     257,624          163,887           (3,562)
                                                         -----------      -----------      -----------

         Net cash provided by operating activities           850,885          694,513          468,426
                                                         -----------      -----------      -----------

Cash flows from investing activities:
      Purchase of fixed-maturity securities, net
        of payable for investments purchased              (3,621,172)      (2,984,404)      (2,001,636)
      Sale of fixed-maturity securities, net
        of receivable for investments sold                 2,602,967        2,183,222        1,376,747
      Redemption of fixed-maturity securities, net
        of receivable for investments redeemed               431,275          282,541          288,710
      (Purchase) sale of short-term investments, net         (14,423)          12,947          114,096
      (Purchase) sale of other investments, net              (18,742)             331            8,222
      Capital expenditures, net of disposals                  (6,527)         (13,011)         (47,409)
                                                         -----------      -----------      -----------

         Net cash used by investing activities              (626,622)        (518,374)        (261,270)
                                                         -----------      -----------      -----------

Cash flows from financing activities:
      Dividends paid                                        (212,400)        (197,300)        (180,000)
                                                         -----------      -----------      -----------

         Net cash used by financing activities              (212,400)        (197,300)        (180,000)
                                                         -----------      -----------      -----------

Net increase (decrease) in cash and cash equivalents          11,863          (21,161)          27,156
Cash and cash equivalents - beginning of year                 12,541           33,702            6,546
                                                         -----------      -----------      -----------

Cash and cash equivalents - end of year                  $    24,404      $    12,541      $    33,702
                                                         ===========      ===========      ===========

Supplemental cash flow disclosures:
      Income taxes paid                                  $   158,862      $    83,020      $   125,176

   The accompanying notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Organization

MBIA Insurance Corporation (MBIA Corp.) is a wholly owned subsidiary of MBIA Inc. MBIA Inc. was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through a series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies.

      MBIA Corp. operates through one business segment, the financial guarantee insurance segment, which provides an unconditional and irrevocable guarantee of the payment of principal and interest on insured obligations when due. MBIA Corp. writes business both in the United States and outside of the United States. Business outside of the United States is generally written through MBIA Assurance, S.A. (MBIA Assurance), a wholly owned French subsidiary that provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions. Pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp.

      MBIA Corp. also manages books of business through two other subsidiaries, MBIA Insurance Corp. of Illinois (MBIA Illinois), acquired in December 1989, and Capital Markets Assurance Corporation (CMAC), acquired in February 1998 when MBIA Inc. merged with CapMAC Holdings, Inc. (CapMAC). The net book of business of these two subsidiaries is 100% reinsured by MBIA Corp.

      In addition, MBIA Corp. insures outstanding investment agreement liabilities for MBIA Investment Management Corp. (IMC), a wholly owned subsidiary of MBIA Inc., which provides guaranteed investment agreements to states, municipalities and municipal authorities that are guaranteed as to principal and interest.

      MBIA Corp.'s investment portfolio is managed by MBIA Capital Management Corp. (CMC), a wholly owned subsidiary of MBIA, Inc., which provides fixed-income investment management services for MBIA Inc. and its affiliates and third party institutional clients. CMC charges a fee to MBIA Corp. based on the performance of its investment portfolio.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies

The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates. Significant accounting policies are as follows:

Consolidation

The consolidated financial statements include the accounts of MBIA Corp. and its wholly owned subsidiaries. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

Investments

MBIA Corp.'s investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected in accumulated other comprehensive income in shareholder's equity.

      Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities. For pre-refunded bonds the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities with a remaining effective term to maturity of less than one year. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

      Other investments include MBIA Corp.'s interest in equity-oriented investments, and MBIA Corp. records its share of the unrealized gains and losses on these investments, net of applicable deferred income taxes, in accumulated other comprehensive income in shareholder's equity.

Cash and Cash Equivalents

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Cash and cash equivalents include cash on hand and demand deposits with banks.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

In 2000, securities purchased under agreements to resell and securities sold under agreements to repurchase were accounted for as collateralized transactions and were recorded at principal or contract value. In September 2000, the FASB issued SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," having certain requirements effective as of April 1, 2001. For 2001, these agreements are recorded on the balance sheet at fair value. SFAS 140 also requires the Company to reclassify financial assets pledged as collateral under certain agreements and to report those assets at fair value as a separate line item on the balance sheet with a corresponding adjustment to other comprehensive income. As of year-end 2001, the Company had $480 million in financial assets pledged as collateral.

      These transactions are entered into with IMC in connection with IMC's collateralized municipal investment and repurchase agreement activity. It is the Company's policy to take possession of securities used to collateralize such transactions. MBIA Corp. minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and requiring additional collateral to be deposited with MBIA Corp. when deemed necessary.

Policy Acquisition Costs

Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production. MBIA Corp. periodically conducts a study to determine which operating costs vary with and are primarily related to the acquisition of new insurance business and qualify for deferral. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

Premium Revenue Recognition

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Upfront premiums are earned in proportion to the expiration of the related risk. Therefore, premium earnings are greater in the earlier periods of an upfront transaction when there is a higher amount of exposure outstanding. The premiums are apportioned to individual sinking fund payments of a bond issue according to an amortization schedule. After the premiums are allocated to each scheduled sinking fund payment, they are earned on a straight-line basis over the period of that sinking fund payment. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time, since there is no longer risk to MBIA Corp. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes. Installment premiums are earned over each installment period, generally one year or less.

Advisory Fee Revenue Recognition

MBIA Corp. collects various advisory fees in connection with certain transactions and also earns advisory fees in connection with its administration of certain third-party-owned special purpose vehicles. Depending upon the type of fee received, the fee is either earned when it is due or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when due. Structuring and commitment fees are earned on a straight-line basis over the life of the related insured transaction.

Goodwill

Goodwill represents the excess of the cost of acquisitions over the fair value of the net assets acquired. Goodwill attributed to the acquisition of MBIA Corp. is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois is amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years.

      Effective January 1, 2002 MBIA Corp. will adopt Statement of Financial Accounting Standards (SFAS) 142, "Goodwill and Other Intangible Assets." See
Note 3 for an explanation of the impact the adoption of this Statement will have on MBIA Corp.'s financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Property and Equipment

Property and equipment consists of MBIA Corp.'s headquarters, furniture, fixtures and equipment, which are recorded at cost and are depreciated using the straight-line method over their estimated service lives ranging from 3 to 31 years. Maintenance and repairs are charged to expense as incurred.

Losses and Loss Adjustment Expenses

Loss and loss adjustment expense (LAE) reserves are established in an amount equal to MBIA Corp.'s estimate of identified or case basis reserves and unallocated losses, including costs of settlement, on the obligations it has insured.

      The unallocated reserve is calculated by applying a loss factor to net debt service written. Management determines this factor based on an independent research agency study of bond defaults, which management feels is a reliable source of bond default data. Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and LAE payments, net of expected recoveries under salvage and subrogation rights and reinsurance based on a discount rate of 5.86%. The discount rate is based on the estimated yield of our fixed-income investment portfolio. When a case basis reserve is recorded, a corresponding reduction is made to the unallocated reserve.

      Management periodically reevaluates its estimates for losses and LAE, and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims. However, because the reserves are based on estimates, there can be no assurance that the ultimate liability will not exceed such estimates.

      In 2001 and 2000, MBIA Corp. reviewed its loss reserving methodology. The reviews included an analysis of loss reserve factors based on the latest industry data. Historical bond default and recovery experience for the relevant sectors of the fixed-income market was included in the analysis as was MBIA Corp.'s changing mix of business. These reviews did not result in a change to MBIA's loss and LAE reserving factor.

      Beginning in 2002, MBIA Corp. has decided to change the methodology it uses to determine the amount of loss and loss adjustment expenses. MBIA Corp. will start accruing loss and loss

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

adjustment expenses based upon a percentage of earned premiums instead of a percentage of net debt service written. There are two reasons for the change in the methodology. First, the amount of net debt service written can significantly fluctuate from quarter to quarter while the related premium is earned more consistently over the life of the transaction. Second, during the quarter the premiums are written, the loss and loss adjustment charge is recognized in advance of the related earned premium because this revenue is essentially all deferred in the quarter that it is written. The intent of the change is to better match the recognition of incurred losses with the related revenue. If the new methodology was applied during 2001, 2000 and 1999, excluding the loss reserve strengthening in 1999, MBIA Corp. would have reserved essentially the same amount as it did under the current approach.

Derivatives

The Financial Accounting Standards Board (FASB) issued, then subsequently amended, SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which became effective for MBIA Corp. on January 1, 2001. Under SFAS 133, as amended, all derivative instruments are recognized on the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges. If the derivatives qualify as hedges, depending on the nature of the hedge, changes in the fair value of the derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of a derivative's change in fair value is recognized immediately in earnings.

      The nature of MBIA Corp.'s business activities requires the management of various financial and market risks, including those related to changes in interest rates and currency exchange rates. As discussed more fully in Note 4, MBIA Corp. uses derivative financial instruments to mitigate or eliminate certain of those risks. See Note 4 for further discussion of the impact of the adoption of this statement on the financial statements.

Income Taxes

MBIA Corp. is included in the consolidated tax return of MBIA Inc. The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand-alone basis. Any benefit derived by MBIA Corp. as a result of the tax sharing agreement with MBIA Inc. and its

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

subsidiaries is reflected directly in shareholder's equity for financial reporting purposes.

      Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and the contingency reserve.

      The Internal Revenue Code permits companies writing financial guarantee insurance to deduct from taxable income amounts added to the statutory contingency reserve, subject to certain limitations. The tax benefits obtained from such deductions must be invested in non-interest-bearing U.S. Government tax and loss bonds. MBIA Corp. records purchases of tax and loss bonds as payments of federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time MBIA Corp. may present the tax and loss bonds for redemption to satisfy the additional tax liability.

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included in accumulated other comprehensive income in shareholder's equity. Gains and losses resulting from transactions in foreign currencies are recorded in current income.

3. New Accounting Pronouncements

In June 2001, the FASB issued SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets," which are effective for fiscal years beginning after December 15, 2001. SFAS 141, which supercedes Accounting Principles Board Opinion (APB) 16, "Business Combinations," requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and provides specific criteria for initial recognition of intangible assets apart from goodwill. SFAS 142 supercedes APB 17, "Intangible Assets," and requires that goodwill and intangible assets with indefinite lives no longer be amortized but be subject to annual impairment tests in accordance with the Statement. The Statement

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

includes a two-step process aimed at determining the amount, if any, by which the carrying value of a reporting unit exceeds its fair value. Other intangible assets will continue to be amortized over their useful lives.

      MBIA Corp. will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. MBIA Corp is making determinations as to what its reporting units are and what amounts of goodwill, intangible assets, other assets and liabilities should be allocated to those reporting units. As a result of the application of the nonamortization provision of the Statement, MBIA Corp. will no longer incur approximately $4.6 million of annual goodwill amortization expense. During 2002 MBIA Corp. will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on its earnings and financial position.

4. Derivative Instruments

Effective January 1, 2001 the MBIA Corp. adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that all derivative instruments are recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or accumulated other comprehensive income, depending on whether a derivative is designated as a hedge, and if so designated, the type of hedge.

      MBIA Corp. has entered into derivative transactions that it views as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception under SFAS 133 and, therefore, must be stated at fair value. MBIA Corp has insured derivatives primarily consisting of credit default swaps, which it intends to hold for the entire term of the contract. As such, these contracts are reflected in the financial statements primarily as insurance contracts. However, changes in the fair value of these contracts are recorded through the income statement as the change in fair value of derivative instruments.

      As of December 31, 2001, the notional values of the credit default swaps and total return swaps were $17.5 billion and $96.0

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

million, respectively. In addition, MBIA Corp. held other derivative instruments with notional values totaling $10.0 million.

      As of December 31, 2001 MBIA Corp. held derivative assets of $65.9 million and derivative liabilities of $85.4 million, which are contained in other assets and other liabilities in the Consolidated Balance Sheet.

      The impact for all derivative transactions for the year ended December 31, 2001 was an after-tax reduction in net income of $9.4 million, which included an $11.1 million cumulative reduction resulting from the adoption of SFAS 133.

      The following table displays the impact on the income statement for all derivative transactions related to MBIA Corp. The income statement impact of derivative activity is broken down into revenues, expenses, net realized gains (losses) and change in fair value of derivative instruments. MBIA Corp. believes that this presentation more accurately reflects the impact of the derivative activity.

                                                                   Year ended
In millions                                                   December 31, 2001
--------------------------------------------------------------------------------
Revenues*                                                                 $10.9
Expenses*                                                                  (2.9)
--------------------------------------------------------------------------------
Operating income                                                            8.0
Gains and losses
  Net realized losses                                                      (3.0)
  Change in fair value of derivative instruments                           (2.4)
--------------------------------------------------------------------------------
Income before income taxes                                                  2.6
Tax provision                                                              (0.9)
--------------------------------------------------------------------------------
Income before cumulative effect of accounting
  change                                                                    1.7
  Cumulative effect of accounting change                                  (11.1)
--------------------------------------------------------------------------------
Net loss                                                                  $(9.4)
--------------------------------------------------------------------------------

*     Includes premiums earned and formula provision for losses.

5. Statutory Accounting Practices

The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

..     upfront premiums are earned on a basis proportionate to the scheduled periodic maturity of principal and payment of interest ("debt service") to the original total principal and interest insured;

..     acquisition costs are charged to operations as incurred, rather than deferred and amortized as the related premiums are earned;

..     a contingency reserve is computed on the basis of statutory requirements, and reserves for case basis losses and LAE are established, at present value, for specific insured issues that are identified as currently or likely to be in default. Under GAAP, reserves are established based on MBIA Corp.'s reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;

..     federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;

..     fixed-maturity securities are reported at amortized cost rather than fair value;

..     tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

..     certain assets designated as non-admitted assets are charged directly against surplus but are reflected as assets under GAAP.

      The following is a reconciliation of consolidated shareholder's equity presented on a GAAP basis to statutory capital and surplus for MBIA Corp. and its subsidiaries:

                                                        As of December 31
                                                --------------------------------
In thousands                                           2001                2000
--------------------------------------------------------------------------------
GAAP shareholder's equity                       $ 5,225,889         $ 4,807,606
Premium revenue recognition                        (574,047)           (535,920)
Deferral of acquisition costs                      (277,699)           (274,354)
Unrealized gains                                   (146,612)           (125,529)
Contingency reserve                              (2,082,103)         (2,123,403)
Loss and loss adjustment
 expense reserves                                   272,354             258,706
Deferred income taxes                               255,988             253,363
Tax and loss bonds                                  254,695             202,195
Goodwill                                            (76,538)            (81,196)
Other                                                 5,512                 201
--------------------------------------------------------------------------------
Statutory capital and surplus                   $ 2,857,439         $ 2,381,669
--------------------------------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Aggregate net income of MBIA Corp. and its subsidiaries determined in accordance with statutory accounting practices for the years ended December 31, 2001, 2000 and 1999 was $571.0 million, $543.9 million and $521.8 million, respectively.

      In 1998, the National Association of Insurance Commissioners (NAIC) adopted the Codification of Statutory Accounting Principles guidance, which replaces the current Accounting Practices and Procedures manuals as the NAIC's primary guidance on statutory accounting effective as of January 1, 2001. The Codification provides guidance in areas where statutory accounting has been silent and changes current statutory accounting in some areas.

      The New York State Insurance Department adopted the Codification guidance, effective January 1, 2001. The New York State Insurance Department has not adopted the Codification rules on certain accounting issues such as deferred income taxes as of December 31, 2001. The effect of adoption on the statutory surplus of MBIA Corp. and subsidiaries was not material.

6. Premiums Earned from Refunded and Called Bonds

      Premiums earned include $54.6 million, $34.0 million and $64.2 million for 2001, 2000 and 1999, respectively, related to refunded and called bonds.

7. Investments

MBIA Corp.'s investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital through maintenance of high-quality investments with adequate liquidity. MBIA Corp.'s investment policies limit the amount of credit exposure to any one issuer. The fixed-maturity portfolio is comprised of high-quality (average rating Double-A) taxable and tax-exempt investments of diversified maturities.

      The following tables set forth the amortized cost and fair value of the fixed-maturity and short-term investments included in the consolidated investment portfolio of MBIA Corp. as of December 31, 2001 and 2000:

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                                      Gross           Gross
                                  Amortized      Unrealized      Unrealized               Fair
In thousands                           Cost           Gains          Losses              Value
----------------------------------------------------------------------------------------------
As of December 31, 2001
Taxable bonds:
  United States Treasury
    and government agency        $  390,098        $  4,065        $   (326)        $  393,837
  Corporate and other
    obligations                   2,045,662          66,837         (11,659)         2,100,840
  Mortgage-backed                   682,073          22,400            (657)           703,816
Tax-exempt bonds:
  State and municipal
    obligations                   4,339,341         102,702         (36,888)         4,405,155
----------------------------------------------------------------------------------------------
Total                            $7,457,174        $196,004        $(49,530)        $7,603,648
----------------------------------------------------------------------------------------------

                                                      Gross           Gross
                                  Amortized      Unrealized      Unrealized               Fair
In thousands                           Cost           Gains          Losses              Value
----------------------------------------------------------------------------------------------
As of December 31, 2000
Taxable bonds:
  United States Treasury
    and government agency        $  148,911        $  2,364        $   (690)        $  150,585
  Corporate and other
    Obligations                   2,126,124          32,188         (35,383)         2,122,929
  Mortgage-backed                   779,780          14,785          (3,252)           791,313
Tax-exempt bonds:
  State and municipal
    obligations                   3,754,976         127,916         (12,286)         3,870,606
----------------------------------------------------------------------------------------------
Total                            $6,809,791        $177,253        $(51,611)        $6,935,433
----------------------------------------------------------------------------------------------

      Fixed-maturity investments carried at fair value of $12.7 million and $11.7 million as of December 31, 2001 and 2000, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

      The following table sets forth the distribution by expected maturity of the fixed-maturity and short-term investments at amortized cost and fair value at December 31, 2001. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                           Amortized                      Fair
In thousands                                    Cost                     Value
--------------------------------------------------------------------------------
Within 1 year                             $  314,717                $  314,717
Beyond 1 year but within 5 years             986,459                 1,018,319
Beyond 5 years but within 10 years         1,209,896                 1,252,132
Beyond 10 years but within 15 years        1,398,251                 1,426,628
Beyond 15 years but within 20 years        1,154,143                 1,165,981
Beyond 20 years                            1,711,635                 1,722,055
--------------------------------------------------------------------------------
                                           6,775,101                 6,899,832
Mortgage-backed                              682,073                   703,816
--------------------------------------------------------------------------------
Total fixed-maturity and
 short-term investments                   $7,457,174                $7,603,648
--------------------------------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Investment Income and Gains and Losses

Investment income consists of:

                                                Years ended December 31
                                        ----------------------------------------
In thousands                                 2001           2000           1999
--------------------------------------------------------------------------------
Fixed-maturity                          $ 408,981      $ 388,134      $ 357,702
Short-term investments                     10,536         10,410          7,221
Other investments                             715            (80)            24
--------------------------------------------------------------------------------
   Gross investment income                420,232        398,464        364,947
Investment expenses                         7,476          6,386          6,111
--------------------------------------------------------------------------------
   Net investment income                  412,756        392,078        358,836
--------------------------------------------------------------------------------

Net realized gains (losses):
   Fixed-maturity:
     Gains                                 42,694         42,765         47,244
     Losses                               (31,552)       (19,516)       (16,793)
--------------------------------------------------------------------------------
     Net                                   11,142         23,249         30,451
--------------------------------------------------------------------------------
   Other investments:
     Gains                                     --          1,852          2,229
     Losses                                    --           (380)            --
--------------------------------------------------------------------------------
     Net                                       --          1,472          2,229
--------------------------------------------------------------------------------
   Total net realized gains                11,142         24,721         32,680
--------------------------------------------------------------------------------
Total investment income                 $ 423,898      $ 416,799      $ 391,516
--------------------------------------------------------------------------------

Net unrealized gains consist of:

                                                        As of December 31
--------------------------------------------------------------------------------
In thousands                                           2001                2000
--------------------------------------------------------------------------------
Fixed-maturity:
     Gains                                        $ 196,004           $ 177,253
     Losses                                         (49,530)            (51,611)
--------------------------------------------------------------------------------
     Net                                            146,474             125,642
--------------------------------------------------------------------------------
Other investments:
     Gains                                              139                  --
     Losses                                              --                (113)
--------------------------------------------------------------------------------
     Net                                                139                (113)
--------------------------------------------------------------------------------
Total                                               146,613             125,529
Deferred income tax
  provision                                          51,300              43,910
--------------------------------------------------------------------------------
Unrealized gains, net                             $  95,313           $  81,619
--------------------------------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The deferred income tax provision relates primarily to unrealized gains and losses on MBIA Corp.'s fixed-maturity investments, which are reflected in other accumulated comprehensive income in shareholder's equity.

      The change in net unrealized gains (losses) consists of:

                                                Years ended December 31
--------------------------------------------------------------------------------
In thousands                                  2001          2000           1999
--------------------------------------------------------------------------------
Fixed-maturity                             $20,832      $348,169      $(541,520)
Other investments                              252           163         (2,936)
--------------------------------------------------------------------------------
Total                                       21,084       348,332       (544,456)
Deferred income taxes                        7,390       121,852       (190,225)
--------------------------------------------------------------------------------
Unrealized gains (losses), net             $13,694      $226,480      $(354,231)
--------------------------------------------------------------------------------

9. Income Taxes

The provision for income taxes is composed of:

                                                Years ended December 31
--------------------------------------------------------------------------------
In thousands                                 2001           2000           1999
--------------------------------------------------------------------------------
Current                                 $ 216,475       $138,877      $ 106,626
Deferred                                   (5,524)        51,597        (33,170)
--------------------------------------------------------------------------------
Income tax provision                      210,951        190,474         73,456
Deferred SFAS 133 transition               (5,967)            --             --
--------------------------------------------------------------------------------
Total                                   $ 204,984       $190,474      $  73,456
--------------------------------------------------------------------------------

      The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, MBIA Corp.'s effective income tax rate differs from the statutory rate on ordinary income. The reasons for MBIA Corp.'s lower effective tax rates are as follows:

                                                  ------------------------------
                                                      Years ended December 31
--------------------------------------------------------------------------------
                                                  2001        2000        1999
--------------------------------------------------------------------------------
Income taxes computed on pre-tax
 financial income at statutory rates              35.0%       35.0%       35.0%
Increase (reduction) in taxes
 resulting from:
  Tax-exempt interest                             (8.1)       (8.5)      (11.4)
  Amortization of goodwill                         0.2         0.2         0.3
  Other                                           (1.2)       (0.3)      (10.4)
--------------------------------------------------------------------------------
Provision for income taxes                        25.9%       26.4%       13.5%
--------------------------------------------------------------------------------

      The 1999 effective tax rate includes a reduction of 10.4% pertaining to the loss reserve strengthening.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 2001 and 2000 are presented below:

In thousands                                                  2001          2000
--------------------------------------------------------------------------------
Deferred tax assets:
   Tax and loss bonds                                     $256,171      $199,607
   Alternative minimum tax credit carryforward              11,286        11,381
   Loss and loss adjustment expense reserves                93,173        88,396
   Unrealized losses                                            --            --
   Other                                                    47,781        36,319
--------------------------------------------------------------------------------
Total gross deferred tax assets                            408,411       335,703
--------------------------------------------------------------------------------
Deferred tax liabilities:
   Contingency reserve                                     363,479       324,305
   Deferred premium revenue                                114,019       105,731
   Deferred acquisition costs                               97,195        96,024
   Unrealized gains                                         78,372        43,910
   Contingent commissions                                      620           620
   Other                                                     3,895        18,476
--------------------------------------------------------------------------------
Total gross deferred tax liabilities                       657,580       589,066
--------------------------------------------------------------------------------
Net deferred tax liability                                $249,169      $253,363
--------------------------------------------------------------------------------

      MBIA Corp. believes that no valuation allowance is necessary in connection with the deferred tax assets.

10. Dividends and Capital Requirements

Under New York State insurance law, without prior approval of the superintendent of the state insurance department, financial guarantee insurance companies can pay dividends from earned surplus subject to retaining a minimum capital requirement. In MBIA Corp. and CMAC's case, dividends in any 12-month period cannot be greater than 10% of policyholders' surplus as shown on MBIA Corp.'s latest filed statutory financial statements. In 2001, MBIA Corp. declared and paid dividends of $212 million and based upon the filing of the 2001 statutory financial statements had

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

dividend capacity of $73 million without special regulatory approval. In 2001, CMAC did not declare or pay any dividends. CMAC had dividend capacity of $3.5 million as of December 31, 2001. In 2000, CMAC declared and paid dividends of $4.5 million to its parent MBIA Corp.

      Under Illinois Insurance Law, MBIA Illinois may pay a dividend from unassigned surplus, and the dividends in any 12-month period may not exceed the greater of 10% of policyholders' surplus (total capital and surplus) at the end of the preceding calendar year, or the net income of the preceding calendar year without the approval of the Illinois State Insurance Department.

      In accordance with such restrictions on the amount of dividends that can be paid in any 12-month period, MBIA Illinois had $17.2 million available for the payment of dividends as of December 31, 2001. In 2000, MBIA Illinois declared and paid dividends of $17.5 million to its parent MBIA Corp.

      The insurance departments of New York State and certain other statutory insurance regulatory authorities, and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries, have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 2001.

11. Lines of Credit

MBIA Corp. has a standby line of credit commitment in the amount of $900 million with a group of major Triple-A-rated banks to provide loans to MBIA Corp. This facility can be drawn upon if MBIA Corp. incurs cumulative losses (net of any recoveries) on the covered portfolio (which is comprised of the MBIA Corp.'s insured public finance obligations, with certain adjustments) from October 31, 2001 in excess of the greater of $900 million or 5.6% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on October 31, 2008, and contains an annual renewal provision subject to approval by the bank group. MBIA Corp. also maintains $211 million of stop loss reinsurance coverage with a group of highly rated reinsurers on its

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

structured finance portfolio. This facility covers losses incurred within the global structured finance portfolio in excess of an attachment point calculated annually. The attachment point was $900 million during 2001 and increased to $1,014 million on January 1, 2002. This facility has a seven-year term.

      MBIA Corp. and MBIA Inc. maintain bank liquidity facilities totaling $650 million. As of December 31, 2001, there were no borrowings outstanding under these agreements.

12. Net Insurance In Force

MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

      MBIA Corp. maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance. For global public finance transactions these include economic and social trends, debt and financial management, adequacy of anticipated cash flow, satisfactory legal structure and other security provisions, viable tax and economic bases, adequacy of loss coverage and project feasibility. For global structured finance transactions, MBIA Corp.'s underwriting guidelines, analysis, and due diligence focus on seller/servicer credit and operational quality. MBIA also analyzes the quality of the asset pool as well as its historical and projected performance. The strength of the structure, including legal segregation of the assets, cash flow analysis, the size and source of first loss protection, asset performance triggers and financial covenants is also reviewed. Such guidelines are subject to periodic review by management, who are responsible for establishing and maintaining underwriting standards and criteria for maintaining underwriting standards in our insurance operations.

      As of December 31, 2001, insurance in force, net of cessions to reinsurers, had a range of maturity of 1-48 years among 34,881 outstanding policies. The distribution of net insurance in force by geographic location, including $6.7 billion and $5.3 billion relating to IMC municipal investment agreements guaranteed by MBIA Corp. in 2001 and 2000, respectively, is set forth in the following table:

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                -----------------------------------------------------
                                                  As of December 31
-------------------------------------------------------------------------------------
In billions                                 2001                         2000
-------------------------------------------------------------------------------------
                                      Net      % of Net            Net      % of Net
Geographic                      Insurance     Insurance      Insurance     Insurance
Location                         In Force      In Force       In Force      In Force
-------------------------------------------------------------------------------------
 California                        $ 86.0          11.8%        $ 80.0          11.6%
 New York                            75.3          10.3           76.4          11.1
 Florida                             36.1           5.0           35.7           5.2
 Texas                               30.1           4.1           26.7           3.9
 New Jersey                          26.9           3.7           26.0           3.8
 Illinois                            23.9           3.3           22.6           3.3
 Pennsylvania                        23.0           3.1           24.5           3.6
 Massachusetts                       21.8           3.0           20.5           3.0
 Michigan                            16.0           2.2           14.8           2.1
 Ohio                                13.9           1.9           13.5           2.0
-------------------------------------------------------------------------------------
   Subtotal                         353.0          48.4          340.7          49.6
 Nationally Diversified             128.2          17.6          117.2          17.1
 Other states                       190.1          26.1          180.4          26.3
-------------------------------------------------------------------------------------
   Total United States              671.3          92.1          638.3          93.0
Internationally diversified          25.2           3.4           20.7           3.0
Country specific                     32.6           4.5           27.2           4.0
-------------------------------------------------------------------------------------
   Total Non-United States           57.8           7.9           47.9           7.0
-------------------------------------------------------------------------------------
Total                              $729.1         100.0%        $686.2         100.0%
-------------------------------------------------------------------------------------

      The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance and each insured issue must comply with MBIA Corp.'s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such money or collateral would typically become MBIA Corp.'s upon the payment of a claim by MBIA Corp.

      The distribution of net insurance in force by type of bond is set forth in the following table:

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                                            As of December 31
                                         -----------------------------------------------------
In billions                                          2001                         2000
-----------------------------------------------------------------     ------------------------
                                               Net      % of Net            Net      % of Net
                                         Insurance     Insurance      Insurance     Insurance
Bond Type                                 In Force      In Force       In Force      In Force
-----------------------------------------------------------------     ------------------------
Global Public Finance:
 United States
   General obligation                       $165.3          22.7%        $152.5          22.2%
   Utilities                                  84.2          11.5           79.0          11.5
   Special revenue                            67.0           9.2           61.4           8.9
   Healthcare                                 64.7           8.9           68.3          10.0
   Transportation                             47.4           6.5           48.7           7.1
   Investor-owned utilities                   36.9           5.1           36.1           5.3
   Higher education                           31.3           4.3           29.0           4.2
   Housing                                    27.7           3.8           24.4           3.6
-----------------------------------------------------------------     ------------------------
    Total United States                      524.5          72.0          499.4          72.8
-----------------------------------------------------------------     ------------------------
 Non-United States
   Investor-owned utilities                    3.8           0.5            2.8           0.4
   Utilities                                   3.5           0.5            1.1           0.2
   Sovereign                                   3.1           0.4            2.7           0.4
   Transportation                              2.4           0.3            1.6           0.2
   Sub-sovereign                               1.1           0.2            1.0           0.2
   Healthcare                                  0.8           0.1            0.6           0.1
   Housing                                     0.6           0.1            0.7           0.1
   Higher education                            0.1            --            0.1            --
-----------------------------------------------------------------     ------------------------
      Total Non-United States                 15.4           2.1           10.6           1.6
-----------------------------------------------------------------     ------------------------
  Total Global Public Finance                539.9          74.1          510.0          74.4
-----------------------------------------------------------------     ------------------------
Global Structured Finance:
 United States
   Mortgage-backed:
     Home equity                              29.6           4.1           37.3           5.5
     Other                                    13.0           1.8           20.1           2.9
     First Mortgage                            9.0           1.2            8.0           1.2
   Asset-backed:
     Credit cards                             18.7           2.5           17.3           2.5
     Auto                                     18.1           2.5           14.5           2.1
     Other                                     7.5           1.0            7.0           1.0
     Leasing                                   7.0           1.0            5.5           0.8
   Corporate debt obligations                 21.1           2.9           11.8           1.7
   Pooled Corp. obligations & other           18.3           2.5           13.8           2.0
   Financial risk                              4.5           0.6            5.0           0.7
-----------------------------------------------------------------     ------------------------
    Total United States                      146.8          20.1          140.3          20.4
-----------------------------------------------------------------     ------------------------
 Non-United States
   Corporate debt obligations                 22.9           3.1           20.7           3.0
   Pooled Corp. obligations & other            9.1           1.3            5.7           0.8
   Mortgage-backed:
     First Mortgage                            4.6           0.6            3.8           0.6
     Other                                     0.7           0.1            0.2            --
     Home equity                               0.5           0.1            0.4           0.1
   Financial risk                              3.1           0.4            3.4           0.5
   Asset-backed                                1.5           0.2            1.7           0.2
-----------------------------------------------------------------     ------------------------
    Total Non-United States                   42.4           5.8           35.9           5.2
     Total Global Structured Finance         189.2          25.9          176.2          25.6
-----------------------------------------------------------------     ------------------------
Total                                       $729.1         100.0%        $686.2         100.0%
-----------------------------------------------------------------     ------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Reinsurance

MBIA Corp. reinsures exposure with other insurance companies under various treaty and facultative reinsurance contracts, both on a pro rata and non-proportional basis. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

      Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $153.9 billion and $143.3 billion, at December 31, 2001 and 2000, respectively. The distribution of ceded insurance in force by geographic location is set forth in the following table:

                                                  As of December 31
                                -----------------------------------------------------
                                            2001                         2000
--------------------------------------------------------     ------------------------
                                                   % of                         % of
                                    Ceded         Ceded          Ceded         Ceded
In billions                     Insurance     Insurance      Insurance     Insurance
Geographic Location              In Force      In Force       In Force      In Force
--------------------------------------------------------     ------------------------
 California                        $ 18.3          11.9%        $ 17.9          12.5%
 New York                            12.8           8.3           13.7           9.5
 New Jersey                           6.7           4.3            6.9           4.8
 Texas                                5.8           3.8            5.3           3.7
 Florida                              4.8           3.1            4.7           3.3
 Massachusetts                        4.8           3.1            4.2           3.0
 Puerto Rico                          4.2           2.7            3.7           2.6
 Colorado                             4.0           2.6            3.8           2.7
 Illinois                             4.0           2.6            3.6           2.5
 Pennsylvania                         3.8           2.5            4.2           2.9
--------------------------------------------------------     ------------------------
  Subtotal                           69.2          44.9           68.0          47.5
 Nationally diversified              26.0          16.9           18.8          13.1
 Other states                        30.4          19.8           29.2          20.3
--------------------------------------------------------     ------------------------
  Total United States               125.6          81.6          116.0          80.9
 Internationally diversified          8.3           5.4           10.8           7.6
 Country specific                    20.0          13.0           16.5          11.5
--------------------------------------------------------     ------------------------
    Total Non-United States          28.3          18.4           27.3          19.1
--------------------------------------------------------     ------------------------
Total                              $153.9         100.0%        $143.3         100.0%
--------------------------------------------------------     ------------------------

      The distribution of ceded insurance in force by type of bond is set forth in the following table:

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                                            As of December 31
                                         -----------------------------------------------------
                                                     2001                         2000
-----------------------------------------------------------------     ------------------------
                                                            % of                         % of
                                             Ceded         Ceded          Ceded         Ceded
In billions                              Insurance     Insurance      Insurance     Insurance
Type of Bond                              In Force      In Force       In Force      In Force
-----------------------------------------------------------------     ------------------------
Global Public Finance:
 United States
   General obligation                       $ 21.8          14.1%        $ 19.8          13.9%
   Transportation                             18.3          11.9           18.4          12.8
   Utilities                                  17.9          11.7           17.1          11.9
   Health care                                15.1           9.8           15.3          10.7
   Special revenue                             9.4           6.1            9.4           6.6
   Investor-owned utilities                    6.0           3.9            6.1           4.2
   Higher education                            4.1           2.7            2.4           1.7
   Housing                                     3.1           2.0            2.8           1.9
-----------------------------------------------------------------     ------------------------
    Total United States                       95.7          62.2           91.3          63.7
-----------------------------------------------------------------     ------------------------
Non-United States
   Transportation                              3.0           1.9            1.7           1.2
   Utilities                                   2.5           1.6            1.1           0.8
   Investor-owned utilities                    2.1           1.4            0.6           0.4
   Sovereign                                   1.1           0.8            1.6           1.1
   Sub-sovereign                               0.9           0.6            0.8           0.6
   Health care                                 0.4           0.2            0.4           0.3
   Housing                                     0.1            --             --            --
-----------------------------------------------------------------     ------------------------
    Total Non-United States                   10.1           6.5            6.2           4.4
-----------------------------------------------------------------     ------------------------
       Total Global Public Finance           105.8          68.7           97.5          68.1
-----------------------------------------------------------------     ------------------------
Global Structured Finance:
 United States
   Asset-backed:
    Auto                                       4.0           2.6            2.6           1.8
    Credit cards                               3.9           2.5             --            --
    Leasing                                    3.0           2.0            2.1           1.5
    Other                                      0.6           0.4            2.9           2.0
   Mortgage-backed:
    Home equity                                6.9           4.5            8.2           5.7
    Other                                      2.3           1.5            2.0           1.4
    First mortgage                             1.0           0.6            1.6           1.1
   Pooled Corp. obligation & other             5.5           3.5            4.7           3.3
   Corporate debt obligations                  2.3           1.5             --            --
   Financial risk                              0.4           0.3            0.6           0.4
-----------------------------------------------------------------     ------------------------
    Total United States                       29.9          19.4           24.7          17.2
-----------------------------------------------------------------     ------------------------
 Non-United States
   Corporate debt obligations                  6.6           4.3             --            --
   Pooled Corp. obligation & other             5.6           3.6           15.0          10.4
   Financial risk                              2.7           1.8            2.8           2.0
   Asset-backed                                1.7           1.1            1.8           1.2
   Mortgage-backed
    First mortgage                             1.0           0.7            1.0           0.8
    Home equity                                0.4           0.3            0.5           0.3
    Other                                      0.2           0.1             --            --
-----------------------------------------------------------------     ------------------------
     Total Non-United States                  18.2          11.9           21.1          14.7
-----------------------------------------------------------------     ------------------------
     Total Global Structured Finance          48.1          31.3           45.8          31.9
-----------------------------------------------------------------     ------------------------
Total                                       $153.9         100.0%        $143.3         100.0%
-----------------------------------------------------------------     ------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      As part of MBIA Corp's reinsurance activity in 1998, MBIA Corp. entered into reinsurance agreements with highly-rated reinsurers that obligate it to cede future premiums to the reinsurers through October 1, 2004.

      Components of premiums written including reinsurance assumed from and ceded to other companies is set forth in the following table:

                                             Years ended December 31
                                ------------------------------------------------
                                     2001               2000               1999
--------------------------------------------------------------------------------
Direct                          $ 839,386          $ 641,452          $ 590,597
Assumed                            25,840             45,956             34,274
--------------------------------------------------------------------------------
Gross                             865,226            687,408            624,871
Ceded                            (235,362)          (189,316)          (171,256)
--------------------------------------------------------------------------------
Net                             $ 629,864          $ 498,092          $ 453,615
--------------------------------------------------------------------------------

      Ceding commissions received from reinsurers before deferrals were $55.2 million, $37.3 million, and $35.3 million in 2001, 2000 and 1999, respectively.

14. Employee Benefits

MBIA Corp. participates in MBIA Inc.'s pension plan, which covers substantially all employees. The pension plan is a non-contributory, defined contribution pension plan to which MBIA Inc. contributes 10% of each eligible employee's annual total compensation. Pension contributions vest over a five-year period with 60% vesting after three years and 20% in years four and five. Pension expense for the years ended December 31, 2001, 2000 and 1999, was $4.9 million, $4.9 million and $6.7 million, respectively.

      MBIA Inc. also has a profit-sharing/401(k) plan in which MBIA Corp. participates. The plan is a voluntary contributory plan that allows eligible employees to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees may contribute through payroll deductions up to 10% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of total compensation with MBIA, Inc. common stock. MBIA Corp.'s contributions vest over five years with 60% vesting after three years and then 20% in years four and five. Generally, a participating employee is entitled to distributions from the plan upon termination of employment, retirement, death or disability. Participants who qualify for distribution may receive a single lump sum, transfer the assets to

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

another qualified plan or individual retirement account, or receive a series of specified installment payments. MBIA Corp. contributions to the profit-sharing/401(k) plan aggregated $1.9 million, $1.9 million and $3.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.

      Amounts relating to the above plans that exceed limitations established by federal regulations are contributed to a non-qualified deferred compensation plan. The non-qualified contributions included in the pension plan were $3.0 million, $2.6 million and $2.5 million for the years ending December 31, 2001, 2000 and 1999, respectively. The non-qualified contributions for the profit-sharing 401(k) plan were $1.0 million, $0.9 million and $1.7 million for the years ending December 31, 2001, 2000 and 1999, respectively.

      MBIA Corp. also participates in the "MBIA Long-Term Incentive Program" (the incentive program). The incentive program includes a stock option component and a compensation component linked to the growth in book value per share, including certain adjustments, of MBIA Inc.'s stock (modified book value) over a three-year period following the grant date. Target levels for the incentive program awards are established as a percentage of total salary and bonus, based upon the recipient's position. Awards under the incentive program typically are granted from the vice president level up to and including the Chairman and Chief Executive Officer. Actual amounts to be paid are adjusted upward or downward depending on the growth of modified book value versus a baseline target, with a minimum growth of 8% necessary to receive any payment and an 18% growth necessary to receive the maximum payment. Awards under the incentive program are divided equally between the two components, with 50% of the award to be given in stock options and 50% of the award to be paid in cash or shares of MBIA Inc. stock. Payments are made at the end of each three-year measurement period. During 2001, 2000 and 1999, $14.6 million, $11.6 million and $7.2 million, respectively, were recorded as a charge related to these awards.

      MBIA Corp. also participates in MBIA Inc.'s restricted stock program whereby key executive officers are granted restricted shares of MBIA Inc.'s common stock. These stock awards may only be sold three, four or five years from the date of grant, at which time the awards fully vest. Compensation expense related to the restricted stock was $3.3 million, $2.2 million, and $1.7 million for the years ended December 31, 2001, 2000 and 1999, respectively.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Related Party Transactions

Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association who had their Standard & Poor's Corporation claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 2001 is $340 million.

      Included in other liabilities at December 31, 2001 were $0.3 million of net payables to MBIA Inc. and other subsidiaries. Included in other assets at December 31, 2000 were $48.6 million of net receivables from MBIA Inc. and other subsidiaries.

      MBIA Corp. entered into an agreement with MBIA Inc. and IMC whereby MBIA Corp. held securities subject to agreements to resell of $559.8 million and $330.0 million as of December 31, 2001 and 2000, respectively. MBIA Corp. also transferred securities subject to agreements to repurchase of $559.8 million and $330.0 million as of December 31, 2001 and 2000. These agreements have a term of less than one year. The interest expense relating to these agreements was $16.8 million and $17.4 million, respectively, for the years ended December 31, 2001 and 2000. The interest income relating to these agreements was $17.4 million and $18.0 million, respectively, for the years ended December 31, 2001 and 2000.

16. Fair Value of Financial Instruments

The estimated fair value amounts of financial instruments shown in the following table have been determined by MBIA Corp. using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount MBIA Corp. could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fixed-maturity securities - The fair value of fixed-maturity securities available-for-sale is based upon quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Short-term investments - Short-term investments are carried at amortized cost, which approximates fair value.

Other investments - Other investments include MBIA Corp.'s interest in equity-oriented and equity-method investments. The fair value of these investments is based on quoted market prices.

Cash and cash equivalents, receivable for investments sold and payable for investments purchased - The carrying amounts of these items are a reasonable estimate of their fair value.

Securities purchased under agreements to resell - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

Prepaid reinsurance premiums - The fair value of MBIA Corp.'s prepaid reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third party reinsurers under current market conditions.

Deferred premium revenue - The fair value of MBIA Corp.'s deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third-party reinsurers under current market conditions.

Loss and loss adjustment expense reserves - The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unidentified claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

Securities sold under agreements to repurchase - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

Installment premiums - The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.

Derivatives - The fair value derived from market information and appropriate valuation methodologies reflects the estimated amounts that the MBIA Corp. would receive or pay to terminate the transaction at the reporting date.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                         As of December 31, 2001             As of December 31, 2000
                                      ----------------------------        ----------------------------
                                        Carrying         Estimated          Carrying         Estimated
In thousands                              Amount        Fair Value            Amount        Fair Value
------------------------------------------------------------------        ----------------------------
Assets:
Fixed-maturity securities             $7,319,327        $7,319,327        $6,665,533        $6,665,533
Short-term investments                   284,321           284,321           269,900           269,900
Other investments                         28,756            28,756             9,663             9,663
Cash and cash equivalents                 24,404            24,404            12,541            12,541
Securities purchased under
  agreements to resell                   559,751           559,751           330,000           396,951
Prepaid reinsurance
  premiums                               507,079           435,947           442,622           380,047
Reinsurance recoverable on
  unpaid losses                           35,090            35,090            31,414            31,414
Receivable for
  investments sold                        23,599            23,599             2,497             2,497
Derivatives assets                        65,897            65,897                --                --

Liabilities:
Deferred premium
  revenue                              2,565,096         2,278,391         2,397,578         2,123,661
Loss and loss adjustment
  expense reserves                       518,389           518,389           499,279           499,279
Securities sold under
  agreements to repurchase               559,751           559,751           330,000           390,367
Payable for investments
  purchased                               50,239            50,239             2,334             2,334
Derivatives liabilities                   85,381            85,381                --                --

Off-balance sheet instruments:
Installment premiums                          --         1,068,391                --           885,477
Derivatives                                   --                --                --            16,454